Exhibit 10.1

FIRST AMENDMENT TO MANAGEMENT AGREEMENT

This FIRST AMENDMENT TO THE MANAGEMENT AGREEMENT (hereinafter, the “Amendment”) is entered into this 10 day of November, 2015, by and between Isle Of Capri Marquette, Inc., an Iowa Corporation and successor in interest to Gamblers Supply Management Company (hereinafter “Operator”), and Upper Mississippi Gaming Corporation (f/k/a Marquette Gaming Corporation), an Iowa non-profit corporation (hereinafter “UMGC”).

WHEREAS, UMGC and Operator entered into a Management Agreement, dated June 10, 1994 (the “Management Agreement”);

WHEREAS, Operator has or will enter into an Amendment to the Dock Site Agreement (“Dock Site Agreement”) with the City of Marquette, Iowa (the “City”).

WHEREAS, UMGC and Operator desire to amend the Management Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein UMGC and Operator hereby agree as follows:

1.              Capitalized terms used herein, but not defined, shall have the meaning set for the in the Management Agreement.

2.              This Amendment is expressly subject to approval of the Iowa Racing and Gaming Commission (hereinafter “IRGC”) and shall not become effective until the first day of the first month after the later to occur of (i) entry into an Amendment to the Dock Site Agreement between Company and the City and (ii) the date of approval of this Amendment by the IRGC (such date being the “Effective Date”); provided, however, that in the event the Effective Date has not occurred prior to the date one hundred twenty (120) days after the date of this Amendment, then either party hereto may terminate this Amendment upon written notice to the other party whereupon this Amendment shall become null and void and have no further meaning or effect.  The amendments to the Management Agreement set forth herein shall become effective as of the Effective Date with no retroactive effect prior to such date.

3.              Paragraph 3 of the Management Agreement is amended as follows:

The first sentence of Subparagraph A of Paragraph 3 is hereby deleted and replaced with the following:

“The term of this Agreement shall expire at 11:59 p.m. on June 10, 2044.”

4.              Subparagraphs A., B. and C. of Paragraph 6 of the Management Agreement are hereby deleted in their entirety and replaced with the following:

A.            Beginning on the Effective Date and ending on June 30, 2016, (i) fifty cents ($.50) per ticketed passenger embarking on any excursion boat operated pursuant to this Agreement, payable in monthly installments with payments for each month due on or prior to the 15th day of the following month, and (ii) fifty thousand dollars ($50,000), payable as a one-time annual payment due on or prior to July 31, 2016.

B.            Beginning on July 1, 2016, and continuing through the twelve month period ending on June 30, 2017, (i) fifty cents ($.50) per ticketed passenger embarking on any excursion boat operated pursuant to this Agreement, payable in monthly installments with payments for each month due on or prior to the 15th day of the following month, and (ii) one hundred thousand dollars ($100,000), payable as a one-time annual payment due on or prior to July 31, 2017.

C.            Beginning on July 1, 2017, and continuing through the twelve month period ending on June 30, 2018, (i) fifty cents ($.50) per ticketed passenger embarking on any excursion boat operated pursuant to this Agreement, payable in monthly installments with payments for each month due on or prior to the 15th day of the following month, and (ii) one hundred thousand dollars ($100,000), payable as a one-time annual payment due on or prior to July 31, 2018.

D.            Beginning on July 1, 2018, and continuing through the twelve month period ending on June 30, 2019, (i) fifty cents ($.50) per ticketed passenger embarking on any excursion boat operated pursuant to this Agreement, payable in monthly installments with payments for each month due on or prior to the 15th day of the following month, and (ii) two hundred thousand dollars ($200,000), payable as a one-time annual payment due on or prior to July 31, 2019.

E.             Beginning on July 1, 2019, and continuing through expiration of the term of this Agreement, a monthly amount equal to 3.25% of adjusted gross receipts (as defined in Section 99.F.1(1) of the Iowa Code), payable in monthly installments, with payments for each month due on or prior to the 15th day of the following month;

F.              For purposes of paragraphs 6A, 6B, 6C and 6D, “ticketed passenger” shall mean every person admitted during a calendar day on the excursion gaming boat, except necessary officials and employees of Operator working on the boat.

If there is an amendment to Section 99F.5 of the Iowa Code that changes the minimum amount required to be distributed by the qualified sponsoring organization, the current amount being paid to UMGC by Operator will be adjusted to the minimum amount required by law beginning July 1 of the following year.

5.                                                              The following paragraphs are added to the Management Agreement:

“18.                         UMGC makes the following covenants and representations to Operator, which representations and covenants shall, unless otherwise stated herein, survive the execution of this Agreement and shall continue to be true during the term of this Agreement.

a.                                      UMGC hereby represents and warrants that it is a “qualified sponsoring organization” as defined in Section 99F of the Iowa Code and that, during the term of this Agreement it will maintain its status as a qualified sponsoring organization.

b.                                      UMGC agrees to use its best efforts to assist Operator in obtaining and maintaining necessary licensing and permits for liquor, food, signage, amusements and similar permitted activities.  UMGC agrees to utilize its best efforts for the financial success of Operator’s operations.  UMGC agrees throughout the term of this Agreement to undertake all actions necessary to: (i) continue its corporate status, in good standing, as an Iowa non-profit corporation; (ii) obtain and continue its status as an exempt nonprofit entity under §50I of the Internal Revenue Code; (iii ) continue its status as a qualified sponsoring organization under Section 99F of the Iowa Code; (iv) reasonably cooperate with and support Operator in its efforts to maximize adjusted gross receipts and to ensure the financial viability of its operations (including, when necessary, opposing increases in gaming taxes, fees, assessments, burdens or other adverse actions or proposed changes), whether through legislative efforts or otherwise and (v) comply with all applicable requirements of Section 99F of the Iowa Code, the laws of Iowa and the rules and regulations of the IRGC.

c.                                       UMGC and Operator agree to not directly or indirectly make any communications or statements that would defame or disparage the other, or their respective, affiliates, parent companies, directors, officers, members, representatives or employees.”

6.                                      Except as expressly modified herein, the parties hereto ratify and confirm the Management Agreement.

7.                                      Operator shall pay all legal and accounting expenses of UMGC related to the negotiation, preparation and approval of this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Management Agreement the day and year first above written.

UPPER MISSISSIPPI GAMING CORPORATION

By:	/s/ Norman Lincoln
Name:	Norman Lincoln
Title:	President

ISLE OF CAPRI MARQUETTE, INC.

By:	/s/ Virginia McDowell
Name:	Virginia McDowell
Title:	President and Chief Executive Officer